Audit report                                                         Exhibit 99

JO-ANN STORES, INC. 401(k) SAVINGS PLAN

December 31, 2004 and 2003

JO-ANN STORES, INC. 401(k) SAVINGS PLAN



INDEX
-----



Report of Independent Registered Public Accounting Firm


Financial Statements:

      Statements of Net Assets Available for Benefits as of December 31, 2004 and 2003

      Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2004

      Notes to Financial Statements


Supplemental Schedules as of December 31, 2004:

     Schedule I
        Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of
        Year)

     Schedule II
        Form 5500, Schedule H, Line 4j - Schedule of Reportable Transactions

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TO THE ADVISORY COMMITTEE OF JO-ANN STORES, INC. AND
  PARTICIPANTS OF THE JO-ANN STORES, INC. 401(k) SAVINGS PLAN

We have audited the accompanying statements of net assets available for benefits of Jo-Ann Stores, Inc. 401(k) Savings Plan (the "Plan") as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for benefits for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) and schedule of reportable transactions as of and for the year ended December 31, 2004 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ GRANT THORNTON LLP


Cleveland, Ohio
June 1, 2005

                     Jo-Ann Stores, Inc. Savings Plan 401(k)

                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                        As of December 31, 2004 and 2003



                                                     2004              2003
                                                 ------------      ------------
ASSETS
  Investments, at market:
     Participant directed                        $ 46,731,156      $ 40,275,547
     Non-participant directed:
       Company Stock Fund                          15,505,531        12,558,863
                                                 ------------      ------------

       Total investments, at market                62,236,687        52,834,410

  Receivables:
     Employer contribution                             42,164            38,323
     Participant contribution                         162,433           139,794
                                                 ------------      ------------

       Total receivables                              204,597           178,117
                                                 ------------      ------------

       Total assets                                62,441,284        53,012,527

LIABILITIES
  Corrective distributions payable                    (33,248)          (41,782)
                                                 ------------      ------------

       Total liabilities                              (33,248)          (41,782)
                                                 ------------      ------------

       NET ASSETS AVAILABLE
          FOR BENEFITS                           $ 62,408,036      $ 52,970,745
                                                 ============      ============



       The accompanying notes to the financial statements are an integral part of these statements.

                     Jo-Ann Stores, Inc. Savings Plan 401(k)

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                      For the Year Ended December 31, 2004


                                                     PARTICIPANT      NON-PARTICIPANT
                                                       DIRECTED           DIRECTED            TOTAL
                                                     ------------      ------------       ------------
INCREASES:

  Investment income                                  $    848,094             5,112       $    853,205
  Employee contributions                                3,961,756              --            3,961,756
  Employer contributions                                     --             995,038            995,038
  Rollover contributions                                  785,656              --              785,656
  Net appreciation in fair value of investments         5,622,150         3,864,542          9,486,692
  Other                                                    61,722           (90,828)           (29,106)
                                                     ------------      ------------       ------------


     Total increases                                   11,279,378         4,773,863         16,053,241

DECREASES:
  Distributions                                         4,957,034         1,444,786          6,401,820
  Administrative expenses                                 142,501            33,763            176,265
  Unrealized loss on investments                             --                --                 --
  Other                                                       620            37,248             37,868
                                                     ------------      ------------       ------------


     Total decreases                                    5,100,155         1,515,797          6,615,953
                                                     ------------      ------------       ------------

     NET INCREASE (DECREASE)
       FOR THE YEAR                                     6,179,223         3,258,067          9,437,288

  Net assets - beginning of year                       40,373,559        12,597,186         52,970,745


Net interfund transfers                                   307,557          (307,557)              --
                                                     ------------      ------------       ------------

Net assets - end of year                             $ 46,860,341      $ 15,547,695       $ 62,408,033
                                                     ============      ============       ============


       The accompanying notes to the financial statements are an integral part of these statements.

                     Jo-Ann Stores, Inc. 401(k) Savings Plan
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2004 and 2003


1.  SUMMARY OF PLAN

The original Jo-Ann Stores, Inc. 401(k) Savings Plan (the "Plan") was adopted as of September 1, 1974, and has been amended on occasion in order to, among other things, maintain compliance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Effective July 30, 2004 the Plan was amended and restated with the adoption of a prototype plan of Vanguard Fiduciary Trust Company having substantially the same terms and conditions as the prior Plan document.

On July 31, 2004, The Vanguard Group replaced AMVESCAP National Trust Company as asset custodian of the Plan.

In 2003, the Company's shareholders approved the reclassification of its Class A and B Common Stock into a single class of stock. Effective November 5, 2003, shares of the single class of Jo-Ann Stores, Inc. Common Stock (Company Stock) began trading under the symbol "JAS."

The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan's provisions:

ELIGIBILITY
-----------

The Plan as amended covers all active employees of the Company and its wholly owned subsidiaries who have completed at least 90 days of service, and are not members of a recognized collective bargaining organization.

DEFERRED INCOME CONTRIBUTIONS
-----------------------------

Plan participants may elect to defer up to 25% of their compensation, subject to an annual limitation under the Internal Revenue Code (IRC), and such amounts will be contributed to the Plan by the Company as deferred income contributions. Effective August 1, 2004, Plan participants are no longer allowed to make deferred income contributions to Company Stock.

EMPLOYER MATCHING CONTRIBUTIONS
-------------------------------

The Company will contribute to the Plan, subject to the forfeiture provision outlined below, an adjustable percentage of the deferred income contributions made by participants (up to a 4% employee deferred income contribution), as well as such additional amounts as the Board of Directors may determine. These contributions are allocated among eligible participants after completing one year of service, in proportion to the deferred income contributions made on their behalf for such period and credited to their separate accounts.

The Company's matching contribution can range from 0% to 100% and can be modified prior to the beginning of a month by the Company. For the 2004 and 2003 Plan years, the Company's matching contribution was 50% of the first 4% contributed by participants. All Company matching contributions are in the form of Company Stock. Effective July 1, 2002, the Plan was amended to allow Plan participants who have attained age 55 the ability to invest the Company matching contributions in any of the investment options.

Company contributions are funded only to the extent that they exceed cumulative forfeitures of participants terminated from the Plan. Forfeitures in the amount of $55,150 were utilized to reduce Company contributions during 2004. The amount of unutilized forfeitures as of December 31, 2004 was approximately $10,661.

                     Jo-Ann Stores, Inc. 401(k) Savings Plan

                    NOTES TO FINANCIAL STATEMENTS - PAGE TWO

                           December 31, 2004 and 2003



1.  SUMMARY OF PLAN (CONTINUED)

INVESTMENT OF EMPLOYEE CONTRIBUTIONS
------------------------------------

Under the Plan, each participant selects the manner in which deferred income contributions to their account are to be invested. With each of the investment options there is risk of loss, although the degree varies by the nature of the investment. None of the investment options provide for any guarantee against loss. Participants should refer to the Plan document for a more complete description of the Plan's investment options. The following investment options were those available as of December 31, 2004. Contributions are invested in 1% increments, up to 100%, in any one of the following investment options:

     a. Vanguard Target Retirement 2045 Fund - Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2045.

     b. Vanguard Target Retirement 2035 Fund - Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2035.

     c. Vanguard Target Retirement 2025 Fund - Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2025.

     d. Vanguard Target Retirement 2015 Fund - Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2015.

     e. Vanguard Target Retirement 2005 Fund - Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2005.

     f. Vanguard Target Retirement Income Fund - Investments are made in other Vanguard mutual funds according to an asset allocation strategy designed for investors currently in retirement.

     g. Vanguard Retirement Savings Trust - Investments made in high-quality, fixed income securities with financial backing from insurance companies and banks that will enable it to maintain a constant $1 per share net asset value.

     h. PIMCO Total Return Fund - Administrative Class - Investments made in bonds maintaining an average duration ranging between 3 and 6 years.

     i. Vanguard Windsor II Fund - Investments made in a diversified group of out-of-favor stocks of large-capitalization companies.

     j. Vanguard 500 Index Fund - Investments made in stocks of all or substantially all of the companies that make up the Standard & Poor's 500 Index.

                     Jo-Ann Stores, Inc. 401(k) Savings Plan

                   NOTES TO FINANCIAL STATEMENTS - PAGE THREE

                           December 31, 2004 and 2003

1. SUMMARY OF PLAN (CONTINUED)

INVESTMENT OF EMPLOYEE CONTRIBUTIONS - CONTINUED
------------------------------------------------

     k. TCW Galileo Select Equities Fund - Class N - Investments made primarily in common stocks of larger companies.

     l. ICM Small Company Portfolio - Investments made in common stocks of smaller companies, primarily small, less-established companies.

     m. Vanguard Explorer Fund - Investments made mainly in stocks of smaller companies with above-average prospects for growth.

     n. American Funds EuroPacific Growth Fund - Class R-4 - Investments made primarily (80% of assets in the security) in securities of issuers located in Europe and the Pacific Basin.

     o. Jo-Ann Stores Company Stock Fund - Employer matching contributions are made in Jo-Ann Stores, Inc. Company Stock.

Participants may change their investment election with respect to future contributions on a daily basis.

PAYSOP CONTRIBUTIONS
--------------------

Prior to February 1, 1987, the Company made PAYSOP contributions to the Stock Ownership Fund for each year in an amount equal to the tax credit available under Section 44G of the IRC. This tax credit was eliminated by the Tax Reform Act of 1986 and, therefore, the Company no longer makes PAYSOP contributions. Distributions of the PAYSOP account balances to terminated participants are made in shares of Company Stock unless otherwise specified by the participant.

VESTING REQUIREMENTS
--------------------

Participants' deferred income contributions, together with earnings thereon, vest immediately. All other Company contributions, plus earnings thereon, vest ratably over a four-year period based on years of service, as defined by the Plan agreement. A participant's entire interest in the Plan becomes fully vested upon his or her death while employed, attainment of age 65 or permanent and total disability.

BENEFIT PAYMENTS
----------------

Upon termination of service, a participant may elect to receive a lump-sum amount equal to the vested portion of his or her account, as defined by the Plan.

Prior to termination of employment or age 59 1/2, contributions may only be withdrawn in the event of financial hardship as defined by the IRC.

                     Jo-Ann Stores, Inc. 401(k) Savings Plan

                    NOTES TO FINANCIAL STATEMENTS - PAGE FOUR

                           December 31, 2004 and 2003

1. SUMMARY OF PLAN (CONTINUED)

PARTICIPANT LOANS
-----------------

Participants may borrow against their vested balances pursuant to the loan provision of the Plan. The maximum loan amount available to a participant is 50% of their vested account balance not to exceed $50,000. The maximum term of a loan is five years. Participant loans are repaid through payroll deductions with interest charged at the prime rate plus one percent.

FEES AND EXPENSES
-----------------

Generally, costs incidental to the purchase and sale of securities, such as brokerage commissions and stock transfer taxes, are paid by the respective funds. Other costs and expenses incurred in administering the Plan, including fees of the asset custodian, are generally paid by the Plan. Certain Plan expenses, such as audit fees and database access fees, are paid by the Company.

PLAN TERMINATION
----------------

Although it has not expressed any intent to do so, the Company, with the approval of the Board of Directors, has the right to discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING
-------------------

The accompanying financial statements are prepared on the accrual basis of accounting.

VALUATION OF INVESTMENTS
------------------------

Investments included in the statements of net assets available for benefits are stated at their fair values based on quoted market prices. Participant loans are valued at their outstanding balances, which are approximate fair values.

PAYMENT OF BENEFITS
-------------------

Benefits are recorded when paid.

ESTIMATES
---------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

                     Jo-Ann Stores, Inc. 401(k) Savings Plan

                    NOTES TO FINANCIAL STATEMENTS - PAGE FIVE

                           December 31, 2004 and 2003

3. TAX STATUS

The Plan, which was amended and restated effective July 30,2004, is a prototype plan of Vanguard Fiduciary Trust Company which received a favorable determination letter dated August 22, 2001, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable sections of the IRC. The Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

4. INVESTMENTS

The following investments of the Plan exceed 5% of the Plan's net assets available for benefits at either December 31, 2004 or 2003.

                                                                 2004            2003
                                                             ------------    -------------
     PIMCO Funds: Total Return Fund                            $3,325,473          -
     TCW Galileo Select Equities Fund; Class N Shares           6,130,896          -
     Vanguard 500 Index Fund Investor Shares                    7,446,759          -
     Vanguard Retirement Savings Trust                          7,957,242          -
     Jo-Ann Stores Company Stock                               27,108,403      22,368,585
     One Group Bond Fund                                            -          $3,253,208
     AIM Blue Chip Fund                                             -          5,569,026
     Invesco Stable Value Trust                                     -          7,896,577
     Invesco 500 Index Trust                                        -          6,475,038

Non-participant investments, consisted solely of Jo-Ann Stores Company Stock aggregating $15,505,530 and $12,558,863 at December 31, 2004 and 2003,
respectively.

5. RELATED PARTY TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by The Vanguard Group. The Vanguard Group is the asset custodian and, therefore, these transactions qualify as party-in-interest transactions.

6. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

7. SUBSEQUENT EVENTS

As of February 1, 2005, the Company's matching contribution of 50% of the first 4% contributed by participants was increased to 50% of the first 6% contributed by participants.

                                                                      SCHEDULE I

                 Jo-Ann Stores, Inc. 401(k) Savings Plan

                    FORM 5500, SCHEDULE H, LINE 4I -
                SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                            December 31, 2004

               Employer Identification Number: 34-0720629
                            Plan Number: 001

   (a)                                  (b)                                        (c)                        (d)         (e)
                                                                  DESCRIPTION OF INVESTMENT, INCLUDING
                                                                    MATURITY DATE, RATE OF INTEREST,                    CURRENT
          IDENTITY OF ISSUE, BORROWER, LESSOR OR SIMILAR PARTY      COLLATERAL, PAR OR MATURITY VALUE         COST       VALUE
--------------------------------------------------------------    -------------------------------------  ------------  ------------
NON-PARTICIPANT DIRECTED FUNDS:
    *     Jo-Ann Stores Company Stock                                         Common Stock                 13,381,526     15,505,531
                                                                                                         ------------  -------------
            TOTAL NON-PARTICIPANT DIRECTED FUNDS                                                           13,381,526     15,505,531

PARTICIPANT DIRECTED FUNDS:
    *     American Funds EuroPacific Growth Fund Class R-4              Mutual or Collective Fund             n/a          1,698,997
    *     PIMCO Total Return Fund                                       Mutual or Collective Fund             n/a          3,325,473
    *     TCW Galileo Select Equities Fund - Class N                    Mutual or Collective Fund             n/a          6,130,896
    *     ICM Small Company Portfolio                                   Mutual or Collective Fund             n/a          1,582,704
    *     Vanguard 500 Index Fund                                       Mutual or Collective Fund             n/a          7,446,759
    *     Vanguard Explorer Fund                                        Mutual or Collective Fund             n/a          1,972,261
    *     Vanguard Target Retirement 2005                               Mutual or Collective Fund             n/a             45,214
    *     Vanguard Target Retirement 2015                               Mutual or Collective Fund             n/a            903,634
    *     Vanguard Target Retirement 2025                               Mutual or Collective Fund             n/a          1,137,914
    *     Vanguard Target Retirement 2035                               Mutual or Collective Fund             n/a            568,770
    *     Vanguard Target Retirement 2045                               Mutual or Collective Fund             n/a             16,527
    *     Vanguard Target Retirement Income Fund                        Mutual or Collective Fund             n/a             32,959
    *     Vanguard Windsor II Fund                                      Mutual or Collective Fund             n/a          1,148,768
    *     Vanguard Retirement Savings Trust                             Common Collective Trust               n/a          7,957,242
    *     Participant Loans                                                   5.0% - 10.5%                    n/a          1,160,165
    *     Jo-Ann Stores Company Stock                                         Common Stock                    n/a         11,602,872
                                                                                                        -------------  -------------
            TOTAL PARTICIPANT DIRECTED FUNDS                                                                  n/a         46,731,155
                                                                                                        -------------  -------------
TOTAL INVESTMENTS                                                                                          13,381,526     62,236,686
                                                                                                        =============  =============

    *     Represents party-in-interest


           The accompanying notes to the financial statements are an
                        integral part of this schedule.

                                                                     SCHEDULE II

                     Jo-Ann Stores, Inc. 401(k) Savings Plan

                        FORM 5500, SCHEDULE H, LINE 4J -
                       SCHEDULE OF REPORTABLE TRANSACTIONS

                      For the Year Ended December 31, 2004

                   Employer Identification Number: 34-0720629
                                Plan Number: 001

          Aggregate of transactions involving the same security exceeding 5% of beginning current value of plan assets:

                 (b)                              (c)                  (d)                    (g)                       (i)
                                                PURCHASE             SELLING
        DESCRIPTION OF ASSET                     PRICE                PRICE              COST OF ASSET               NET GAIN
--------------------------------------      -----------------    -----------------    --------------------       ------------------
PIMCO Total Return                                 3,677,784              333,102              326,829                    6,273

TCW Galileo:Sel Eq;N                               5,656,921              376,760              357,831                   18,929

Vanguard 500 Index Inv                             7,209,834              365,699              354,891                   10,808

Vanguard Retire Savings Trust                      8,662,156              704,915              704,915                        -

Jo-Ann Stores Company Stock                        2,167,208            4,900,042            4,430,355                  469,687



            The accompanying notes to the financial statements are an
                        integral part of this schedule.